As filed with the Securities and Exchange Commission on May 15, 2018
Registration Nos. 333-199092

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

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POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

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CARDIOME PHARMA CORP.

(Exact name of Registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1441 Creekside Drive, 6th floor

Vancouver, British Columbia, V6J 4S7, Canada

(Address of Principal Executive Offices)

CARDIOME PHARMA CORP. AMENDED RESTRICTED SHARE UNIT PLAN

(Full title of plan)

Correvio LLC

3 Dickinson Drive

Suite 101, Building 4

Chadds Ford, PA 19317

(Name and address of agent for service)

610-833-6066

(Telephone number, including area code, of agent for service)

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Copy to:

Riccardo Leofanti, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 222 Bay Street, Suite 1750, P.O. Box 258 Toronto, Ontario, Canada M5K 1J5 (416) 777-4700	Joseph A. Garcia, Esq. Blake, Cassels & Graydon LLP 595 Burrard Street, Suite 2600 Vancouver, British Columbia, Canada V7X 1L3 (604) 631-3300

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of ”large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b−2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”), deregisters all Common Shares, no par value (the “Shares”) of Cardiome Pharma Corp. (the “Registrant”), and any other securities remaining unissued under the Registration Statement on Form S-8 (No. 333-199092) filed by the Registrant with the U.S. Securities and Exchange Commission on October 1, 2014, as amended on August 16, 2017, pertaining to the registration of 100,000 Shares issuable under the Registrant’s Cardiome Pharma Corp. Amended Restricted Share Unit Plan (the “Registration Statement”).

Effective May 15, 2018, the Registrant and Correvio Pharma Corp. completed a court-approved statutory plan of arrangement (the “Arrangement”) under the Canada Business Corporations Act. Under the Arrangement each holder of Shares of Cardiome received one common share of Correvio Pharma Corp.

As a result of the completion of the Arrangement, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with the undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vancouver, Province of British Columbia, Canada, on May 15, 2018.

CARDIOME PHARMA CORP.

By:	/s/ William Hunter
	Name:	William Hunter
	Title:	Chief Executive Officer

Note: No other person is required to sign the post-effective amendments to the registration statement in reliance upon Rule 478 under the Securities Act of 1933.